UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2007

ALLEGRO BIODIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21982 (Commission File Number)	20-5748331 (IRS Employer Identification No.)

6033 West Century Boulevard, Suite 1090, Los Angeles, California 90045
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 670-2093

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Allegro under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 22, 2007, Allegro Biodiesel Corporation (“Allegro”) entered into a Stock Purchase and Sale Agreement (the “Purchase Agreement”) with the shareholders (the “Shareholders”) of Talen’s Marine & Fuel, Inc. (“Talen’s”) and Talen’s Landing II, Inc., as Intervener (“Talen’s II”). Pursuant to the Purchase Agreement, on the closing date, Allegro will acquire 100% of the issued and outstanding common stock of Talen’s (the “Acquisition”). Allegro will also acquire certain real property, including land at one of Talen’s dock sites.

Talen’s is a midstream fuel supplier with six docks, and a seventh in development, strategically located along the Intercoastal Waterway and the Gulf Coast. A copy of the press release announcing the Acquisition is attached as Exhibit 99.1. A summary of the Purchase Agreement, and the other material ancillary agreements, are set forth below. Capitalized terms used in the summaries and not otherwise defined shall all have the meanings assigned to them in the relevant agreements. Each such summary is subject to, and qualified in its entirety by, reference to the relevant agreement.

I.	Description of the Purchase Agreement

Consideration

Payment for Shares. At the closing of the Acquisition, in consideration of the transfer of the common stock owned by the Shareholders, Allegro will pay $19.0 million to the Shareholders (i) plus or minus the difference between the amount of Estimated Adjusted Net Working Capital of Talen’s and the amount of the Target Adjusted Net Working Capital of Talen’s; (ii) plus or minus the difference between the amount of Estimated Shareholder and Related Party Debt and the amount of the Target Shareholder and Related Party Debt; (iii) plus or minus the difference between the amount of Talen’s Estimated Third Party Debt and the amount of the Target Third Party Debt, including amounts outstanding under Talen’s existing revolving credit facility; and (iv) plus the amount of Estimated Permitted Capital Expenditures. The potential adjustments to the purchase price will be determined by Talen’s on the closing date, and the purchase price will be adjusted accordingly, subject to the resolution of any disputes with regard to such adjustments.

Payment for Certain Real Property. Also at the closing, Allegro will pay, or cause Talen’s to pay, $800,000 for certain real property owned by Talen’s II, including a dock.

Payment of Certain Liabilities to Shareholders. Allegro also will pay certain of Talen’s liabilities to its shareholders and affiliates, with the Target Shareholder and Related Party Debt being approximately $3.1 million.

Payment of Other Liabilities. Allegro also will cause Talen’s to pay or assume the total liabilities of Talen’s, as set forth on a closing balance sheet, with the Target Third Party Debt being approximately $19.1 million. Allegro will not be responsible for any undisclosed pre-closing liabilities of Talen’s.

Retained Assets

At the closing, Talen’s will transfer to the Shareholders certain of its assets, including a single engine aircraft and certain accounts receivable written-off by Talen’s as uncollectible on or before April 30, 2007.

Representations, warranties and covenants

The parties have made customary representations, warranties and covenants in the Purchase Agreement, including covenants of Allegro, on the one hand, and the Shareholders and Talen’s, on the other hand, to cooperate with each other, operate in the ordinary course, and maintain the confidentiality of information. Talen’s also has agreed not to solicit alternative transactions through the date of the closing.

Conditions to Closing

Allegro’s obligation to close is subject to (i) its ability to secure financing of not less than $30.0 million to consummate the Acquisition, (ii) the satisfactory restructure or refinance of Talen’s existing bank debt, and (iii) customary closing conditions. The Shareholders’ obligations to close are subject to (a) the estimated purchase price being at least $14.3 million (provided that, such condition shall be deemed satisfied if the estimated purchase price is at least $13.0 million and Allegro agrees to transfer shares of its common stock to the Shareholders with an aggregate market value as of the closing date equal to the difference between $14.3 million and the estimated purchase price), and (b) customary closing conditions. The obligations of both parties to close are subject to the absence of (x) any action to prevent the Acquisition from closing, and (y) certain potential liabilities under environmental laws.

Indemnification

The Purchase Agreement provides that Talen’s and the Shareholders will jointly and severally indemnify Allegro and its affiliates, and Allegro will indemnify the Shareholders and their affiliates against any losses arising from a breach or inaccuracy of any representation or warranty of such party or a breach or failure to perform any covenant of such party. Subject to certain exceptions, indemnification for breach of a representation or warranty is subject to a $50,000 threshold, after which losses shall be indemnifiable from the first dollar. Subject to certain exceptions, the combined maximum indemnification obligation of the Shareholders is $9,316,000, and each individual Shareholder has a cap on his/her indemnification obligation. Subject to certain exceptions, the liability for indemnification obligations expire 24 months from the closing date.

Non-Competition and Non-Solicitation

The Shareholders have agreed, for a period of two years after the closing date, (i) not to directly or indirectly compete with Talen’s in a defined territory, (ii) solicit for employment Talen’s employees, (iii) disturb or disrupt any business relationships of Talen’s with third parties, or (iv) disparage Talen’s.

Termination

The Purchase Agreement contains certain termination rights for both Allegro and the Shareholders under specified circumstances, including in the event that the closing of the transactions contemplated by the Purchase Agreement has not occurred by August 21, 2007 (except that either Allegro or the Shareholders may extend such date to September 20, 2007 upon a showing of good cause to do so).

Release of Guarantees

On the closing date, Allegro will grant full releases to Raymond and Christy Talen as guarantors for certain liabilities of Talen’s.

Certain Litigation Matters

Allegro and the Shareholders have agreed that the benefits, obligations and liabilities relating to or arising from certain litigation matters shall remain with the Shareholders and/or Raymond Talen. Allegro will be indemnified with respect to any liabilities arising out of such matters, and such liabilities will not count against the limitations on the indemnification obligations of the Shareholders described above.

II.	Description of the Escrow Agreement

At the closing, the purchase price shall be reduced by $3.0 million (the “Escrow Deposit”). The Escrow Deposit will be held in escrow pursuant to an escrow agreement to secure the indemnification obligations of the Shareholders to Allegro. Subject to any claims for indemnification made by Allegro, the Escrow Deposit will be distributed as follows to the Shareholders: $500,000 after 90 days from the closing date; $1.0 million after nine months from the closing date; and $1.5 million after 18 months from the closing date.

III.	Description of Employment Agreements

Talen’s has entered into employment agreements with Raymond Talen, Dale Doucet and J. Bryan Caillier. Such agreements will become effective as of June 22, 2007, provided the Acquisition is consummated. If it is not, the agreements will be void. Mr. Talen will be employed as Senior Advisor and receive an annual salary of $250,000; Mr. Doucet will be employed as Senior Vice President, Marketing and Supply and receive an annual salary of $125,000; and Mr. Caillier will be employed as Senior Vice President, Operations and receive an annual salary of $125,000. The term of each agreement will be two years. Messrs. Doucet and Caillier will each receive signing bonuses of $15,000, and will each be eligible for a target bonus equal to 50% of their salary (the “Target Bonus”) and a stretch bonus equal to an additional 50% of their salary based on the achievement of certain financial goals established by the Board of Talen’s. The Target Bonus for each such executive for fiscal 2007 will be no less than $25,000. Additionally, Mr. Talen will receive a grant of options for 500,000 shares of Allegro’s common stock, and Messrs. Doucet and Caillier will each receive option grants for 250,000 shares of Allegro’s common stock. Each such option will have an exercise price equal to the per share price at which Allegro raises equity financing for the Acquisition. The options will vest as to one-sixth of the shares thereunder on January 1, 2008 and January 1, 2009, and shall further vest as to one-third of the shares thereunder on each of such dates if Talen’s has achieved certain performance criteria.

Under each agreement, if an executive is terminated without cause or resigns within 12 months of a sale of Talen’s or a material diminution of the executive’s duties, Talen’s shall pay the executive severance equal to six months salary, and the executive’s outstanding options will automatically vest.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits.

2.1	Stock Purchase and Sale Agreement dated June 22, 2007, among Allegro, the shareholders of Talen’s Marine & Fuel, Inc., and Talen’s Landing II, Inc., as Intervener.

10.1	Employment Agreement dated as of June 22, 2007, by and between J. Bryan Caillier and Talen’s Marine and Fuel, Inc.

10.2	Employment Agreement dated as of June 22, 2007, by and between Dale Doucet and Talen’s Marine and Fuel, Inc.

10.3	Employment Agreement dated as of June 22, 2007, by and between Raymond Talen and Talen’s Marine and Fuel, Inc.

99.1	Press Release dated June 25, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegro has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.

Date: June 25, 2007

ALLEGRO BIODIESEL CORPORATION

By:	/s/ Heng Chuk
Heng Chuk Chief Financial Officer